   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1998


                                                      REGISTRATION NO. 333-67447

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                             KERR-MCGEE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          1311                         73-0311467
 (State or Other Jurisdiction          (Primary Standard        (I.R.S. Employer Identification
      of Incorporation or       Industrial Classification Code              Number)
          Organization)                     Number)

                               KERR-MCGEE CENTER
                         OKLAHOMA CITY, OKLAHOMA 73125
                                 (405) 270-1313
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                          RUSSELL G. HORNER, JR., ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             KERR-MCGEE CORPORATION
                               KERR-MCGEE CENTER
                         OKLAHOMA CITY, OKLAHOMA 73125
                                 (405) 270-1313
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:

              DAVID B. CHAPNICK                              ROBERT A. PROFUSEK
          SIMPSON THACHER & BARTLETT                     JONES, DAY, REAVIS & POGUE
             425 LEXINGTON AVENUE                           599 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10017                       NEW YORK, NEW YORK 10022

        Approximate date of commencement of proposed sale to the public:
  AS SOON AS POSSIBLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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


     Pursuant to the requirements of the Securities Act of 1933, as amended, Kerr-McGee Corporation has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on November 19, 1998.


                                            KERR-McGEE CORPORATION


                                            By:     /s/ TOM J. MCDANIEL

                                              ----------------------------------

                                                Name: Tom J. McDaniel


                                                Title:   Vice Chairman of the
                                                         Board



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Director, Chairman of the     November 19, 1998
-----------------------------------------------------  Board and Chief Executive
                   Luke R. Corbett                     Officer (Principal
                                                       Executive Officer)

                 /s/ JOHN C. LINEHAN                   Executive Vice President      November 19, 1998
-----------------------------------------------------  and Chief Financial Officer
                   John C. Linehan                     (Principal Financial
                                                       Officer)

               /s/ DEBORAH A. KITCHENS                 Vice President, Controller    November 19, 1998
-----------------------------------------------------  and Chief Accounting
                 Deborah A. Kitchens                   Officer (Principal
                                                       Accounting Officer)

                 /s/ TOM J. MCDANIEL                   Director                      November 19, 1998
-----------------------------------------------------
                   Tom J. McDaniel

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  Paul M. Anderson

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                Dr. Martin C. Jischke

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  William C. Morris

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                   John J. Murphy

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                   Leroy C. Richie

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                 Richard M. Rompala

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                          *                            Director                      November 19, 1998
-----------------------------------------------------
                  Farah M. Walters

                * /s/ TOM J. MCDANIEL                  Attorney-in-Fact              November 19, 1998
-----------------------------------------------------
                   Tom J. McDaniel


                                      II-6